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Exhibit 10.9

FIRST AMENDMENT TO THE
WADDELL & REED FINANCIAL, INC.
1998 EXECUTIVE DEFERRED COMPENSATION STOCK OPTION PLAN

        Waddell & Reed Financial, Inc., a Delaware corporation (the "Company") previously established the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Option Plan (the "Plan"). Pursuant to Article 8 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan. Pursuant to the powers reserved in the Plan, the Plan is hereby amended effective December 12, 2002 (the "Effective Date").

1.    The Plan shall be renamed the "Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan" and all references in the Plan to the "Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Option Plan" should be amended to read the "Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan."

2.    The following definitions are hereby added to Section 2.1 of the Plan to read as follows:

          "Award" means the grant of an Option or Restricted Stock to an Awardee pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

          "Awardee" means an Eligible Executive to whom an outstanding Award has been granted or, in the event of such Eligible Executive's death prior to the expiration of an Option or the lapse of restrictions encumbering Restricted Stock, such Eligible Executive's Beneficiary.

          "Award Notice" means a written award notice to an Eligible Executive from the Company evidencing an Option or a Restricted Stock Award, as applicable.

          "Restricted Stock" means Shares granted to a Participant under Article 6 hereof, that are subject to certain restrictions and/or to a risk of forfeiture.

3.    Except as provided in this First Amendment, the occurrences within the Plan of the defined term "Option" or "Options" shall be replaced with the defined term "Award" or "Awards," the occurrences within the Plan of the defined term "Stock Option Award Notice" shall be replaced with the defined term "Award Notice," and the occurrences within the Plan of the defined term "Optionee" shall be replaced with the defined term "Awardee;" provided, however, that the definitions of "Option" and "Optionee" in Section 2.1 of the Plan shall remain unchanged; and further provided that Section 4.3 of the Plan shall remain unchanged.

4.    Article 6 of the Plan is amended in its entirety to read as follows:

          ARTICLE 6.    Awards.    Each Eligible Executive shall be granted Awards subject to the following terms and conditions:

    Section 6.1    Election to Receive Awards.

                  (a)    Awards Converted from Deferred Salary.    During the same calendar quarter with respect to which a Participant deferred Salary into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Salary for such quarter or the previous quarter(s) of that same calendar year into Awards pursuant to this Article 6. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Salary to receive Awards as of the date of the filing of such Secondary Election Form (the "Award Grant Date").

          Effective January 1, 2003, a Participant shall have the right to convert some or all of his or her Interest Account for Salary for the first quarter of calendar year 2003 into either Options or Restricted Stock. Notwithstanding the foregoing provisions of this Section 6.1(a), effective April 1,

  2003, a Participant will only be entitled to convert some or all of his or her Interest Account for Salary for such quarter or the previous quarter(s) of that same calendar year into Restricted Stock.

          (b)  Awards Converted from Deferred Bonus. At any time, but only one time, during the twelve-month period following the end of a calendar year with respect to which a Participant deferred the Annual Bonus into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Bonus for such previous year into Awards pursuant to this Article 6. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Bonus to receive Awards as of the date of the filing of such Secondary Election Form (the "Award Grant Date").

          Effective January 1, 2003, a Participant shall have the right to convert some or all of his or her Interest Account for Bonus for the previous year into either Options or Restricted Stock. Notwithstanding the foregoing provisions of this Section 6.1(b), effective January 1, 2004, a Participant will only be entitled to convert some or all of his or her Interest Account for Bonus for the previous year into Restricted Stock.

          (c)  Award Converted from Bonus at Committee Direction. The Committee, in its sole discretion, may direct that all or any portion of the Annual Bonus that would otherwise be payable in cash to a Participant, be converted to Awards pursuant to this Article 6.

          (d)  Exercise Price of Awards. The exercise price per Share, if any, under each Award granted pursuant to this Article 6 shall be indicated in the Award Notice. The exercise price per Share under each Option granted pursuant to this Article 6 shall, at the election of the Optionee as indicated on the Secondary Election Form, be either 100% of the Fair Market Value per Share on the Award Grant Date, or a lesser percentage (but not less than 75%) of the Fair Market Value per Share on the Award Grant Date, such lesser percentage to be determined by the Committee from time to time. Such Secondary Election Form shall indicate the percentage of such Options to be granted at each Exercise Price, which choice may affect the number of Options to be received pursuant to Section 6.2. Notwithstanding the foregoing, the exercise price under any Option granted to a Covered Employee shall be 100% of the Fair Market Value per share on the Award Grant Date.

    Section 6.2    Number of Shares Subject to Awards.

          (a)    Number of Options.    The number of Shares subject to an Option granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A=	the dollar amount which the Eligible Executive has elected to convert to Options pursuant to Section 6.1; and
B=
the per share value of an Option on the Award Grant Date, as determined by the Committee using an option valuation model selected by the Committee in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Award Grant Date).

                  In determining the number of Shares subject to an Option, (i) the Committee may designate the assumptions to be used in the selected option valuation model, and (ii) any fraction of a Share will be rounded down to the next whole number of Shares. The maximum number of shares with respect to which Options may be granted to a Covered Employee in any calendar year is 750,000.

          (b)  Number of Shares of Restricted Stock.    The number of Shares subject to an Award of Restricted Stock granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A=	the dollar amount which the Eligible Executive has elected to convert to Restricted Stock pursuant to Section 6.1; and
B=	the Fair Market Value of a Share on the Award Grant Date.

                  In determining the number of Shares subject to an Award of Restricted Stock, any fraction of a Share will be rounded down to the next whole number of Shares.

    Section 6.3 Term of Awards.

          (a)  Exercise of Options.    Each Option shall be first exercisable, cumulatively, as to 10% commencing on each of the first through tenth anniversaries of the Award Grant Date. Notwithstanding the foregoing, the exercisability of any Option held by a Covered Employee shall be deferred to the extent that the Committee, in its discretion, determines that current exercise of the Option would cause loss of the Company's tax deduction pursuant to Section 162(m) of the Internal Revenue Code. In no event shall such deferral continue beyond the first day of the calendar year after the Optionee ceases to be a Covered Employee. An Optionee's death, Disability, retirement or other termination of employment shall not shorten the term of any outstanding Option. In no event shall the period of time over which the Option may be exercised exceed the longer of (i) eleven years from the Award Grant Date, or (ii) the thirtieth (30th) day of the calendar year immediately following the year in which an Optionee ceased to be a Covered Employee. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares. Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). Payment in full or in part may also be made in the form of unrestricted Shares already owned by the Optionee or restricted stock or deferred stock subject to an award under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (based, in each case, on the Fair Market Value of the Shares on the date the Option is exercised, as determined by the Committee). If payment of the option exercise price of an Option is made in whole or in part in the form of restricted stock or deferred stock, the Shares received upon the exercise of such Option shall be restricted or deferred, as the case may be, in accordance with the original term of the restricted stock award or deferred stock award in question, except that such restrictions or deferral provisions shall apply to only the number of such Shares equal to the number of shares of restricted stock or deferred stock surrendered upon the exercise of such Option. No Shares shall be issued until full payment therefor has been made. An Optionee shall have rights to dividends or other rights of a stockholder with respect to Shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such Shares.

          (b)  Terms of Restricted Stock Awards.

                  (i)    Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances

  (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Award Grant Date or thereafter. Except to the extent restricted under the terms of the Plan and any Award Notice relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon. During the restricted period applicable to the Restricted Stock, subject to Section 6.6 below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

                  (ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company.

                  (iii)    Book-Entry Accounts; Certificates for Stock.    An account for each Participant who is awarded Restricted Stock shall be opened with the Company's transfer agent or such other administrator designated by the Committee for the deposit of the shares of Restricted Stock subject to the Award, or, in the sole discretion of the Committee, each Participant may be issued a stock certificate registered in the name of the Participant with respect to such shares of Restricted Stock. The Committee shall specify that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company or a transfer agent retain physical possession of the certificates, and that the Participant deliver a stock power to the Company or transfer agent, as applicable, endorsed in blank, relating to the Restricted Stock. Such legend shall be substantially in the following form:

    "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan and a Restricted Stock Award Agreement entered into between the registered owner and Waddell & Reed Financial, Inc. Copies of the Plan and Agreement are on file in the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202."

                  (iv)    Dividends and Splits.    Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

          Section 6.4    Accelerated Exercisability and Lapse of Restrictions.    Notwithstanding the normal exercisability schedule and forfeiture provisions set forth in Sections 6.3(a) and 6.3(b)(ii) hereof, any and all outstanding Options shall become immediately exercisable and restrictions on any Award of Restricted Stock shall lapse and the shares subject to such Award shall become nonforfeitable upon the first to occur of (a) the death of the Awardee, (b) the Disability of the Awardee, (c) the occurrence of a Change in Control, (d) the unanimous determination by the Committee that a particular Option, Options, or Restricted Stock Award, in whole or in part, shall become fully exercisable and nonforfeitable, or (e) as otherwise provided by the Committee by rule or regulation or in any Award agreement, or as determined in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock. Upon acceleration, an Option will remain exercisable for the remainder of its original term.

          Section 6.5    Award Notice.    Each Award granted under the Plan shall be evidenced by an Award Notice which shall be executed by an authorized officer of the Company. Such Award Notice shall contain provisions regarding (a) the number of Shares subject to the Award, (b) the exercise price per Share, if any, of the Award and the means of payment therefor, (c) the term of the Award, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee. The Committee, in its discretion, may include in the grant of any Option under the Plan, a "stock option restoration program" ("SORP") provision. Such provision shall provide, without limitation, that, if payment on exercise of an Option is made in the form of Shares, and the exercise occurs on the Annual SORP Exercise Date, an additional Option ("SORP Option") will automatically be granted to the Optionee as of the date of exercise, having an exercise price equal to 100% of the Fair Market Value of the Shares on the date of exercise of the prior Option, having a term of no more than the later of either (i) the original option period for the exercised Option giving rise to the grant of the SORP option, not to exceed a maximum term of 10 years and two days from such date of exercise (subject to any forfeiture provision or shorter limitation on exercise required under the Plan) or (ii) the thirtieth 30th day of the calendar year immediately following the year in which the Optionee ceases to be a Covered Employee, having an initial exercise date no earlier than six months after the date of such exercise, and covering a number of shares equal to the number of Shares used to pay the exercise price of the Stock Option, plus the number of shares (if any) withheld to cover income taxes and employment taxes (plus any selling commissions) on the exercise. "Annual SORP Exercise Date" shall mean August 1, or if August 1 is not a trading day on the New York Stock Exchange, "Annual SORP Exercise Date" shall mean the next succeeding trading date. Notwithstanding the foregoing, the Committee may delay the Annual SORP Exercise Date to the extent it determines necessary to comply with regulatory or administrative requirements.

          Section 6.6    Transferability of Awards.    No Award shall be assignable or transferable by the Awardee; provided, however, that an Award Notice may provide that Options are transferable by will or the laws of descent and distribution; and provided, further, that the Committee may (but need not) permit other transfers of Awards where the Committee concludes that such transferability (a) does not result in accelerated taxation, and (b) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Awards and the purposes of the Plan.

5.
Article 7 of the Plan is amended in its entirety to read as follows:

          ARTICLE 7.    Shares Subject to the Plan.

          Section 7.1    Shares Subject to the Plan.    Subject to adjustment as provided in Article 9, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall not exceed 3,750,000 Shares. Shares delivered under the Plan may be newly issued Shares or previously issued and reacquired Shares, and there are hereby reserved for issuance under the Plan 3,750,000 Shares. To the extent that Shares subject to an outstanding Award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such Award or by reason of the delivery of Shares to pay all or a portion of the exercise price of an Award, then such Shares shall again be available under the Plan, except that if such Shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

          In the case of Options exercised with payment in Shares under the "stock option restoration program" the number of Shares transferred by the Optionee in payment of the exercise price plus the number of Shares withheld to cover income and employment taxes (plus any selling commissions) on such exercise will be netted against the number of Shares issued to the Optionee in the exercise, and only the net number shall be charged against the 3,750,000 limitation set forth above.

6.
Article 9 of the Plan is amended in its entirety to read as follows:

          ARTICLE 9.    Adjustment Provisions

          Section 9.1    Change in Corporate Structure Affecting Shares.    If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Award and the exercise price per Share under each outstanding Award and the number of Shares underlying Awards shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Award shall not be changed. In addition, the aggregate number of Shares available for issuance to any employee pursuant to Section 6.2 shall be adjusted to take into account any change in corporate structure affecting shares. Adjustments pursuant to this Section 9.1 shall not be made to the extent the Plan has been amended to reflect any adjustment contemplated by this Section 9.1.

          Section 9.2    Certain Reorganizations.    Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Awards or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve Awardees' rights under the Plan.

          Section 9.3    Acquisitions.    In the case of any sale of assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), any Awardee who holds an outstanding Award shall have the right (subject to the provisions of the Plan and any limitation applicable to the Award) thereafter and during the term of the Award, to receive upon exercise or vesting, in the case of Restricted Stock, thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option or portion thereof or vesting of all or a portion of the Restricted Stock Award in question, as the case may be, immediately prior to the Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share of the Company upon consummation of an Acquisition.

7.
Except as hereby amended, the Plan shall remain in full force and effect.

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  Exhibit 10.9